Exhibit 99.1

Contact: Lynn Martenstein (305) 539-6573

For Immediate Release

JACK WILLIAMS TO LEAVE ROYAL CARIBBEAN CRUISES LTD.
TO DEVOTE MORE TIME TO CHARITY

MIAMI -- March 18, 2005 -- Jack Williams will step down as president and COO of Royal Caribbean Cruises Ltd. to spend more time championing cystic fibrosis and other charitable causes. Williams has been president of the company since 1997.

“These last eight years have been the most incredible of my executive career,” Williams wrote today in a letter to employees. “I have had the pleasure of working with the strongest management team in the industry, and I leave at a time when both brands are industry leaders.”

The company has strengthened its brand-management leadership significantly over recent years. Last month, two of its most senior and experienced executives, Dan Hanrahan and Adam Goldstein, were named president of Celebrity Cruises and Royal Caribbean International, respectively.

     Williams leaves the company to fulfill a career-long commitment to support the Cystic Fibrosis Foundation, Andre Agassi Foundation and a number of other charitable causes. He also will remain executive director of the company’s “Shine On” fundraisers, a program he founded two years ago.

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JACK WILLIAMS TO LEAVE ROYAL CARIBBEAN CRUISES LTD. TO DEVOTE MORE TIME TO CHARITY

     Williams explained his decision simply and straightforwardly in his letter to employees.

     “As all of you know, I have had a very strong and passionate desire to be more fully involved in the charitable world,” he wrote. “Over the last couple of years, I have struggled with my desire to become more involved in the charitable world, while still meeting the stringent demands of being president and COO of Royal Caribbean Cruises Ltd. With the strong management we have in place now, I have decided I no longer need to fight that desire.”

      “Jack has been passionate about his job and his charities since I have known him, so we knew one day he would arrive at this crossroad,” said Chairman and CEO Richard Fain. “In getting there, however, Jack has been an exceptional leader and innovator at our company and a formidable force in the community. As president, he has made lasting and significant contributions to our brand marketing, outreach to shipboard staff, revenue management systems, and safety and environment practices. He has helped put Celebrity on a world-class footing and has sharpened our charitable focus with events such as Shine On.”

     Williams has served as president and COO of Royal Caribbean Cruises Ltd. since 2001, managing both cruise brands. He joined the company in 1997 as president of Royal Caribbean International. He has agreed to help with the transition, which is expected to be completed by June 30.

     Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 29 ships in service and two under construction. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.

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